For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422

E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

5:30 A.M. EASTERN DAYLIGHT TIME

Friday, October 26, 2007

A&B REPORTS 3rd QUARTER 2007 NET INCOME OF $49.1 MILLION

Propelled by Property Sales and Matson’s China Service; Share Repurchases Made

Honolulu (October 26, 2007)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the third quarter of 2007 was $49.1 million, or $1.14 per fully diluted share. Net income in the third quarter of 2006 was $27.9 million, or $0.65 per fully diluted share. Revenue in the third quarter of 2007 was $434.7 million, compared with revenue of $421.2 million in the third quarter of 2006.

Net income for the first three quarters of 2007 was $105.8 million, or $2.46 per fully diluted share. Net income in the first three quarters of 2006 was $95.5 million, or $2.18 per fully diluted share. Revenue for the first three quarters of 2007 was $1,244.9 million, compared with revenue of $1,195.9 million in the same period of 2006.

COMMENTS ON QUARTER & OUTLOOK

“A&B performed well in the third quarter, with A&B Properties and Matson Navigation delivering strong results. The impressive result for us comes despite gathering economic headwinds, as our transportation and real estate franchises provide excellent earnings stability and growth prospects alike,” said Allen Doane, chairman and chief executive officer of A&B. “We spoke last quarter about anticipated real estate sales in the second half of the year, and we have delivered. Property sales from our income portfolio provided the foundation for our results and demonstrate the strength of the Hawaii commercial markets.”

“Ocean Transportation posted a better than expected 13 percent increase in operating profit, which reflects the continuing positive impact of Matson’s China service and the emerging growth of our Guam carriage. Our China service is running full, we are realizing the benefits of nearly double-digit rate increases effected in May, and we are defining our brand with international shippers with every on-time arrival. In Guam, the build-up to the coming military presence is still ahead of us, but volume increases are anticipated, even in this early stage. In

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Hawaii, we continue to focus on cost containment initiatives to offset marginally lower volume and higher vessel overhead. For the full year, the substantial gains achieved in the first three quarters are expected to countervail moderately lower fourth quarter earnings and should result in very strong full year comparisons.”

“The logistics segment produced another favorable quarter, with operating profit of $6.0 million, despite moderate rail and highway volume decreases. The year-over-year improvement is due principally to a reduction of certain accruals, to a lower provision for bad debts and to an expansion of gross margin in key highway segments. As a result of the changing industry environment, however, we expect that Matson Integrated Logistics’ (MIL) earnings will be challenged somewhat in the fourth quarter.”

“Operating profit for our Agribusiness segment was adversely impacted by significant erosion in raw sugar production, which was exacerbated by extraordinarily dry weather conditions. We have lowered our annual production forecast and as a result, will have a higher cost per ton for our sugar, which resulted in a $3.2 million loss for the quarter. Despite the weather-related challenges, we anticipate that Agribusiness will be nominally profitable for the year.”

“Our real estate leasing segment posted a solid operating profit of $12.2 million due principally to high occupancy and higher rent revenues, which are attributable to the balanced mix of asset classes and locations in our portfolio. This quarterly result was only marginally below our year-earlier performance. Based on our portfolio depth, year to date earnings, and with occupancy standing at very robust levels of 98 and 97 percent, respectively, in the Hawaii and mainland portfolios, we expect moderate full-year earnings growth.”

“Our real estate sales performance was quite remarkable, and is attributable to the sale of three properties from our income portfolio, in addition to continuing sales from our development pipeline. In the late third quarter, we closed escrow on a four-acre land parcel in Honolulu and two retail centers on Maui. These transactions allowed us to recognize significant embedded gains and demonstrate the vitality of the Hawaii commercial market. We expect to use the $72 million of proceeds from these transactions to acquire additional commercial properties, in line with our strategy of portfolio expansion through the use of tax-efficient 1031 exchanges. Given the positive results year to date, and the potential for continuing sales, we expect full-year earnings for this segment to be quite favorable.”

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“In addition to the results we achieved this quarter, we were able to repurchase approximately 263,000 shares of the Company’s stock through open market purchases during the quarter. We paid an average price of $48.99 for these shares and, with over 1.7 million shares remaining under a Board-approved repurchase authorization, we have the desire for future repurchases when circumstances warrant.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$259.9	$243.2	7%
Operating profit	$38.6	$34.2	13%
Operating profit margin	14.9%	14.1%
Volume (Units)
Hawaii containers	42,900	44,600	-4%
Hawaii automobiles	30,800	27,100	14%
China containers	12,500	10,200	23%
Guam containers*	3,600	3,300	9%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the third quarter of 2007, Ocean Transportation revenue of $259.9 million was

$16.7 million, or 7 percent, higher than the third quarter of 2006. This increase was due to a significant increase in China service container volume, improvements in yields and cargo mix in the China service and to improvements in yield in the Hawaii service, partially offset by lower purchased transportation revenue, and lower volume in the Hawaii container service.

Hawaii container volume was down 4 percent from the third quarter of 2006, reflecting a moderation in the rate of growth for the Hawaii economy. Hawaii automobile volume increased 14 percent for the quarter due primarily to timing of rental car companies’ replacement cycles. China container volume increased 23 percent compared with the third quarter of 2006, reflecting the growth of the China service that was inaugurated in early 2006. Guam container volume rose 9 percent from year-earlier levels due to general market growth.

Operating profit of $38.6 million was $4.4 million, or 13 percent, higher than in the third quarter of 2006. This increase results from the aforementioned revenue gains, offset by higher vessel operating costs, which are mostly attributable to higher fuel costs, higher insurance and

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claim costs, higher outside transportation costs resulting from the removal of a barge from service for dry docking, and higher terminal handling costs.

Matson’s operating margin of 14.9 percent was 80 basis points higher than from the same period one year earlier, a reflection of rate and yield improvement in its China service and continuing cost containment initiatives.

	Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$744.6	$706.1	5%
Operating profit	$96.5	$76.9	25%
Operating profit margin	13.0%	10.9%
Volume (Units)
Hawaii containers	126,000	131,000	-4%
Hawaii automobiles	76,900	92,700	-17%
China containers	38,000	19,700	93%
Guam containers*	10,700	10,100	6%

* Container volumes related to the Federated States of Micronesia (FSM) have been excluded for comparative purposes due to the Company’s new deployment in the Guam and Micronesia trades.

For the first nine months of 2007, Ocean Transportation revenue increased to $744.6 million, an improvement of 5 percent and $38.5 million from the same period in 2006, due to a significant increase in container volume in the China service, improvements in yields and cargo mix in the Hawaii and China services, offset by a reduction in auto carriage volume.

Hawaii, China and Guam container volume changes were due to the same factors cited for the quarter, while auto carriage volume decreased by 17 percent year to date, which reflects the significant reduction in car rental fleet turnover that characterized the first half of the year, offset by recent volume gains in the third quarter as cited above.

Operating profit for the first nine months of 2007 increased $19.6 million, or 25 percent, compared with the same period in 2006. This increase results primarily from the aforementioned revenue gains and decreased vessel operating expense due to a reduction in voyage days, partially offset by increased terminal handling costs and higher equipment repositioning costs, which are principally related to higher China volume, higher outside transportation costs and higher depreciation associated with the acquisition of the MV Maunalei in September 2006. The positive year-over-year variance was also negatively impacted by a $3.3 million gain in 2006 on the sale of two surplus and obsolete vessels.

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TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended September 30,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$71.7	$76.0	-6%
Highway revenue	38.7	37.1	4%
Total Revenue	$110.4	$113.1	-2%
Operating profit	$6.0	$5.1	18%
Operating profit margin	5.4%	4.5%

Logistics services revenue of $110.4 million was $2.7 million, or 2 percent, lower than the third quarter of 2006. The decrease was due principally to lower volume in international rail cargo, partially offset by a volume increase in expedited services and incremental growth in highway carriage gross yields.

Operating profit of $6.0 million was $0.9 million, or 18 percent, higher than in the comparable period last year. Operating profit margin improved by 90 basis points due principally to an increase in income related to a decrease in certain current liabilities and to a lower provision for bad debts due to enhanced collection efforts, offset by the decrease in international rail cargo and higher general and administrative expense.

	Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change
Intermodal revenue	$209.8	$216.9	-3%
Highway revenue	115.9	121.0	-4%
Total Revenue	$325.7	$337.9	-4%
Operating profit	$17.2	$15.1	14%
Operating profit margin	5.3%	4.5%

Logistics services revenue for the first nine months of 2007 was $12.2 million, or 4 percent, lower than for the same period of 2006 due principally to lower international rail cargo and lower highway volume. The highway volume variance was due principally to the loss of a truck brokerage agent in an acquisition by a competitor which occurred in 2006. Operating profit of $17.2 million was 14 percent higher than in the first nine months of 2006 for principally the

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same reasons as cited for the quarter. Operating profit margin improved 80 basis points, principally due to the same factors cited for the quarter increase, and to higher yields.

REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes decisions regarding capital allocation.

REAL ESTATE—LEASING

	Quarter Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$26.3	$25.5	3%
Operating profit	$12.2	$12.5	-2%
Operating profit margin	46.4%	49.0%
Occupancy Rates:
Mainland	97%	97%	--%
Hawaii	98%	98%	--%
Leasable Space (million sq. ft.):
Mainland	3.9	3.7	5%
Hawaii	1.4	1.6	-13%

Real estate leasing revenue for the third quarter of 2007 was $26.3 million, an increase of $0.8 million, or 3 percent, from the same period of 2006. The higher leasing revenue in the third quarter of 2007 was primarily due to higher rents on existing properties, partially offset by a business interruption claim related to rent revenue received in 2006.

Acquisition and disposition activity, described in greater detail in the Real Estate Sales section, resulted in no significant change to portfolio square feet.

Operating profit of $12.2 million was $0.3 million or 2 percent lower than from the year-earlier period. The decrease is due to a business interruption claim that was received in 2006, higher general and administrative costs, and to higher operating costs including property tax, depreciation, and utility costs. The unfavorable change to operating profit was partially offset by the positive margin contribution resulting from net property acquisitions and dispositions subsequent to the third quarter of 2006.

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	Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$81.5	$74.5	9%
Operating profit	$39.5	$36.8	7%
Operating profit margin	48.5%	49.4%
Occupancy Rates:
Mainland	97%	97%	--%
Hawaii	98%	98%	--%

Real estate leasing revenue for the first nine months of 2007 of $81.5 million was $7.0 million, or 9 percent, higher than for the same period of 2006. The improved revenue was primarily due to five new property acquisitions, partially offset by seven property dispositions, during or subsequent to the first nine months of 2006, $1.7 million of nonrecurring items recorded in the first quarter of 2007, the completion of a commercial building on Maui in October 2006, and same-store rent improvement, partially offset by a business interruption claim received in 2006.

Operating profit of $39.5 million was $2.7 million or 7% higher than the year-earlier period. The increase was principally due to the same factors cited for the revenue increases in the period, but was partially offset by higher 2006 interest income.

REAL ESTATE—SALES

	Quarter Ended September 30,
(dollars in millions)	2007	2006	Change
Improved property sales	$73.6	$--	NM
Development sales	4.2	0.9	5	X
Unimproved/other property sales	0.7	4.1	-83%
Total revenue	$78.5	$5.0	16	X
Operating profit /(loss) before joint ventures	$33.9	$2.6	13	X
Earnings from joint ventures	4.0	(1.4)	NM
Total operating profit	$37.9	$1.2	32	X

2007 third quarter real estate sales revenue, before subtracting amounts treated as discontinued operations, was $78.5 million. In the quarter, the Company closed escrow on a four-acre land parcel ground-leased to a retail tenant in Honolulu and two retail centers on Maui.

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Closings also commenced on a single-family residential development on Kauai. Operating profit for the third quarter of 2007 was $37.9 million which is due to the sales referenced above and included $4.0 million from joint venture earnings (which are not included in revenue for the segment) related to sales at the Company’s Kai Malu residential joint venture development at Wailea on Maui.

	Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change
Improved property sales	$73.6	$51.3	43%
Development sales	4.2	1.5	3	X
Unimproved/other property sales	7.6	12.8	-41%
Total revenue	$85.4	$65.6	30%
Operating profit before joint ventures	$35.7	$28.4	26%
Earnings from joint ventures	15.6	10.8	44%
Total operating profit	$51.3	$39.2	31%

Real estate sales revenue in the first nine months of 2007 was $85.4 million and operating profit was $51.3 million. Year to date revenue and operating profit includes the disposition of the land parcel described above, two retail centers on Maui, a first quarter installment sale of an agricultural parcel on Kauai and the Company’s earnings from its real estate joint ventures, principally from the Kai Malu (Maui, Hawaii) and Centre Pointe (Valencia, California) projects.

AGRIBUSINESS

The operating results of the Agribusiness segment are highly dependent on a number of factors, including seasonality and weather conditions. Weather conditions represent one of the most important factors affecting operating results because they affect yields, volume of electricity generation, plantings, harvesting, and factory operations. Consequently, operating results from the Agribusiness segment will vary from period to period.

	Quarter Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$37.3	$41.8	-11%
Operating profit	$(3.2)	$0.6	NM
Tons sugar produced	58,300	68,500	-15%

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Agribusiness revenue for the third quarter of 2007 decreased $4.5 million, or 11 percent, compared with the third quarter of 2006. The decrease was due mainly to $4.7 million in lower sugar sales due principally to a lower sales volume.

Operating profit for the third quarter of 2007 decreased $3.8 million compared with the third quarter of 2006. The decrease was principally due to $3.3 million in lower raw sugar margins, as a result of higher production costs per ton, which is due principally to production volumes that are expected to be lower for the full year than originally anticipated.

	Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change
Revenue	$93.1	$95.1	-2%
Operating profit	$0.9	$10.2	-91%
Tons sugar produced	130,500	130,700	--%

Agribusiness revenue for the first nine months of 2007 decreased $2.0 million, or 2 percent, compared with the same period in 2006. The decrease was principally due to lower bulk raw sugar revenue, lower power revenue which resulted from lower power volume, partially offset by higher revenue from various other operating sources.

Operating profit for the first nine months of 2007 decreased by $9.3 million, or 91 percent, due principally to the reasons cited above.

CORPORATE EXPENSE

Third quarter 2007 corporate expenses of $6.0 million were $1.0 million higher than the third quarter of 2006. The increase is due principally to higher expenses related to expanded employee participation in performance-based incentive programs and to higher professional service fees.

CASH FLOW COMMENTS

Cash Flows provided by Operating Activities totaled $78 million for the first nine months of 2007, compared with $85 million for the same period in 2006.  This decrease was principally the result of higher 2007 expenditures on real estate held for sale, principally for the Keola La’i

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condominium project, as well as 2006 proceeds – return on capital – from the Company’s investment in its Hokua joint venture.

Cash Flows used in Investing Activities totaled $87 million year to date in 2007, compared with $105 million used for the same period 2006. The decrease was due principally to lower ocean transportation capital expenditures in 2007. Capital expenditures for the first nine months of 2007 totaled $72 million compared with $255 million for the same period in 2006. 2007 expenditures include $51 million for transportation-related assets, $8 million for real estate related acquisitions, development and property improvements and $13 million related to agricultural operations.

Cash Flows used in Financing Activities totaled $7 million for the first nine months of 2007, compared with $7 million provided in the same period of 2006. The cash used in Financing Activities was principally due to $71 million in long-term debt repayment, $36 million in dividend payments and $12 million for the repurchase of capital stock, offset principally by the issuance of $104 million of new debt, including scheduled borrowings totaling $75 million under the Company’s private shelf agreements.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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ALEXANDER & BALDWIN, INC.

2007 and 2006 Third-Quarter and Nine Month Results (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	2007	2006
Three Months Ended September 30:
Revenue	$434.7	$421.2
Income From Continuing Operations	$26.8	$25.5
Discontinued Operations [1]	$22.3	$2.4
Net Income	$49.1	$27.9
Basic Share Earnings
Continuing Operations	$0.63	$0.60
Net Income	$1.15	$0.66
Diluted Share Earnings
Continuing Operations	$0.63	$0.60
Net Income	$1.14	$0.65
Basic Average Shares Outstanding	42.6	42.5
Diluted Average Shares Outstanding	43.0	42.8

	2007	2006
Nine Months Ended September 30:
Revenue	$1,244.9	$1,195.9
Income From Continuing Operations	$82.0	$71.9
Discontinued Operations [1]	$23.8	$23.6
Net Income	$105.8	$95.5
Basic Share Earnings
Continuing Operations	$1.93	$1.66
Net Income	$2.48	$2.20
Diluted Share Earnings
Continuing Operations	$1.91	$1.64
Net Income	$2.46	$2.18
Basic Average Shares Outstanding	42.6	43.5
Diluted Average Shares Outstanding	43.0	43.8

1 “Discontinued Operations” consists of property sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

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Industry Segment Data, Net Income (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Transportation
Ocean Transportation	$259.9	$243.2	$744.6	$706.1
Logistics Services	110.4	113.1	325.7	337.9
Real Estate
Leasing	26.3	25.5	81.5	74.5
Sales	78.5	5.0	85.4	65.6
Less Amounts Reported In Discontinued Operations	(75.3)	(4.7)	(79.2)	(71.2)
Agribusiness	37.3	41.8	93.1	95.1
Reconciling Items	(2.4)	(2.7)	(6.2)	(12.1)
Total Revenue	$434.7	$421.2	$1,244.9	$1,195.9

Operating Profit, Net Income:
Transportation
Ocean Transportation	$38.6	$34.2	$96.5	$76.9
Logistics Services	6.0	5.1	17.2	15.1
Real Estate
Leasing	12.2	12.5	39.5	36.8
Sales	37.9	1.2	51.3	39.2
Less Amounts Reported In Discontinued Operations	(36.1)	(3.8)	(38.6)	(37.8)
Agribusiness	(3.2)	0.6	0.9	10.2
Total Operating Profit	55.4	49.8	166.8	140.4
Interest Expense	(4.8)	(4.0)	(13.2)	(10.2)
Corporate Expenses	(6.0)	(5.0)	(19.6)	(15.3)
Income From Continuing Operations Before Income Taxes	44.6	40.8	134.0	114.9
Income Taxes	(17.8)	(15.3)	(52.0)	(43.0)
Income From Continuing Operations	26.8	25.5	82.0	71.9
Discontinued Operations (net of income taxes)	22.3	2.4	23.8	23.6
Net Income	$49.1	$27.9	$105.8	$95.5

Basic Earnings Per Share, Continuing Operations	$0.63	$0.60	$1.93	$1.66
Basic Earnings Per Share, Net Income	$1.15	$0.66	$2.48	$2.20

Diluted Earnings Per Share, Continuing Operations	$0.63	$0.60	$1.91	$1.64
Diluted Earnings Per Share, Net Income	$1.14	$0.65	$2.46	$2.18

Basic Average Shares Outstanding	42.6	42.5	42.6	43.5
Diluted Average Shares Outstanding	43.0	42.8	43.0	43.8

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Consolidated Balance Sheet (Condensed)

(In Millions, Unaudited)

	September 30,	December 31,
	2007	2006

ASSETS
Current Assets	$285	$285
Investments	167	149
Real Estate Developments	235	147
Property, Net	1,474	1,499
Other Assets	231	171
Total	$2,392	$2,251

LIABILITIES & EQUITY
Current Liabilities	$262	$257
Long-Term Debt	437	401
Liability for Benefit Plans	54	52
Other Long-Term Liabilities	80	72
Deferred Income Taxes	454	442
Shareholders’ Equity	1,105	1,027
Total	$2,392	$2,251

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Consolidated Cash Flow Information (Condensed)

(In Millions, Unaudited)

	Nine Months Ended
	September 30,
	2007	2006

Cash Flows provided by Operating Activities	$78	$85

Capital Expenditures	(72)	(255)
Proceeds from disposal of property and other assets	8	43
CCF Withdrawals/(Deposits), Net	(6)	93
Other Investing Activities, Net	(17)	14
Cash Flows used in Investing Activities	(87)	(105)

Proceeds From Issuance of (Payment of) Debt, Net	33	107
Repurchase of Capital Stock	(12)	(72)
Dividends Paid	(36)	(32)
Other Financing Activities, Net	8	4
Cash Flows provided by/(used in) Financing Activities	(7)	7

Increase/(Decrease) In Cash	$(16)	$(13)

Depreciation	$69	$62

###

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